ShiftPixy
Your Open Ends!

18100 Von Karman Avenue
Suite 850
Irvine, CA 92612

888-978-9100
www.shiftpixy.com

Independent Sales Producer Agreement

This Independent Sales Producer Agreement (hereinafter "Agreement") is made effective this 1st day of April, 2016, by and between **ShiftPixy, Inc.**, a Wyoming Corporation, having its principal place of business at 18100 Von Karman Ave., Suite #850, Irvine, CA 92612 (hereinafter "ShiftPixy") and **XccelerateHR, LLC**, a Nevada Limited Liability Company, XccelerateHR, LLC, having its principal place of business at 702 Civic Center Dr., Oceanside, CA 92054 (hereinafter "Producer"). ShiftPixy and Producer are jointly referred to herein as the "Parties."

ShiftPixy is a developer and marketer of employment related programs and services that are offered to businesses through Client Service Agreements ("Services"). Producer has been in the business of offering services that are comparable to the Services. ShiftPixy hereby engages Producer to procure "Clients" for ShiftPixy in return for a "Commission" as further described below. In furtherance of their engagement, the Parties hereby agree to the following terms and conditions:

1. Independent Contractor, Authority and Obligations

a. Independent Contractor. Producer is an independent contractor and not an employee of ShiftPixy. The Parties agree that the relationship arising from this Agreement does not constitute or create a general agency, joint venture, partnership, or franchise between them. ShiftPixy is not responsible for withholding, and shall not be liable for withholding, any federal, state or local taxes, social security or other deductions from any commissions paid to Producer. Producer shall receive an IRS Form 1099 or similar tax form for all commissions paid to it by ShiftPixy.

b. Authority and Representations. Producer has no authority to bind ShiftPixy by contract or otherwise or to make representations as to the policies or procedures of ShiftPixy or Services or make warranties or representations relating to the Services except as approved in writing by ShiftPixy or as set forth in sales literature, marketing materials, or forms provided to Producer by ShiftPixy. Neither Party shall incur any debt in the name of or on behalf of the other Party.

c. No Assignment, Delegation or Commissions to Other Parties. Producer may not delegate or assign its duties under this Agreement to any agent, producer or other third Party without the prior written consent of ShiftPixy. In the event of a sale of Producer to another company or individual, ShiftPixy shall not unreasonably withhold consent to the assignment of this Agreement to the purchaser provided the purchaser assumes and otherwise agrees to fulfill the contractual obligations of Producer hereunder.

d. Sales and Marketing Materials. Producer shall use only ShiftPixy-approved sales literature, marketing materials and forms in its performing its obligations set forth in this Agreement. Producer shall use only those trade names and service marks of Services provided or authorized by ShiftPixy.

e. Procurement of Prospective Clients. Producer shall submit prospective clients to ShiftPixy in the form of a Request for Proposal ("RFP"), which ShiftPixy may alter from time-to-time to meet business and operational needs. Based upon underwriting criteria, the availability of the Services offering and other business factors, ShiftPixy may reject prospective Clients submitted for Services by Producer.

2. Commissions

a. Executed Client Service Agreement and Payroll Processing. Producer shall receive a Commission only for those Clients, procured for ShiftPixy by Producer, that are active. A Client is active

to the extent that a Client Service Agreement, with a minimum term of at least one (1) year, is in effect and provided that the Services are being performed and paid for by the Client pursuant to the terms of such Client Service Agreement. Should a Client relationship be terminated, and the Client later return as an active Client of one (1) or more Services within six (6) months of the termination date of the Client Service Agreement, the Client shall be deemed to be re-activated, and ShiftPixy shall resume paying Commissions as provided herein, provided that Producer is not in breach of this Agreement at the time such Commissions become payable.

b. Commission Calculation. Producer understands and agrees that Commissions shall be determined on a Client-by-Client basis and calculated on the basis of billing rates applicable for each Client, charged and collected through the Client payroll processing, and other reasonable business conditions and factors. For each Client procured by Producer, Producer and ShiftPixy shall separately establish the Commission calculation structure, and the same may be attached hereto, for each client, as a separate Addendum.

c. Commissions to Other Parties. ShiftPixy shall not be liable to pay commissions to any subcontractor of Producer unless agreed to by ShiftPixy in writing.

d. Competing Submissions. In the event that ShiftPixy receives submissions from more than one producer for the same prospective Client, ShiftPixy shall award the Commission to the first producer who submits a fully completed Request for Proposal (RFP) as to such Client.

e. Commission Reporting. ShiftPixy will provide Producer with periodic Commission reporting, which will include the calculation basis for the Commission and Commissions payable.

f. Changes to Commissions. Based upon changes in the profitability of one or more Services provided to a Client procured by Producer, ShiftPixy may, upon providing thirty (30) days of written notice, change the Commission percentage paid to Producer.

g. Termination of Client Service Agreement. Nothing in this Agreement shall prevent ShiftPixy from exercising its discretion to terminate a Client Service Agreement with a Client procured by Producer.

3. Confidential Information

Neither Party hereto shall use the confidential, non-public, or proprietary client lists, financial data, marketing materials, technical or business forms, literature, software or other proprietary information (hereinafter "Confidential Information") furnished or disclosed by the other Party for any purposes except for the performance of the obligations contained herein this Agreement or in compliance with a court order or subpoena. The production of Confidential Information from one Party to the other does not confer any ownership rights to the non-producing Party. Upon termination of this Agreement all Confidential Information shall be returned immediately to the Party producing the information or, at the producing Party's discretion, certified by the receiving Party as destroyed.

4. Term and Termination

a. Term. The "Term" of this Agreement shall be one (1) year. This Agreement shall renew automatically on annual basis for additional one (1) year renewal terms, subject to the rights of the Parties to terminate the Agreement as provided herein.

b. Early Termination. Either Party may terminate this Agreement in the event of a breach of the obligations contained herein by the other Party upon first providing thirty (30) days of prior written notice and an opportunity to cure the breach. Cure must be completed within thirty (30) days of receipt of the written notice or the Party sending the notice may terminate without any further delay.

c. Continued Commissions. Upon expiration or termination of this Agreement, provided there is no breach of this Agreement by Producer, ShiftPixy shall continue to pay Commissions to Producer as provided herein.

d. Use of Marketing Materials and Confidential Information. Upon termination of this Agreement, each Party shall immediately cease use of all marketing materials, trademarks, trade names, service marks and Confidential Information of the other Party.

e. Conditions. Notwithstanding any provision in this Agreement to the contrary, the Term of this Agreement and the termination provisions herein shall coincide with the Memorandum of Understanding executed simultaneously herewith.

5. Indemnification and Limitation of Liability

a. Mutual Indemnification. Producer shall indemnify ShiftPixy and hold it harmless from any loss, damage, or cost, including legal expenses and reasonable attorneys' fees that ShiftPixy becomes liable for as a result of any negligent or willful act or omission of Producer in procuring or referring Clients in performance hereof, including, but not limited to, misrepresenting to a prospective Client the nature of the Services or the terms under which the Services are provided by ShiftPixy. ShiftPixy agrees to indemnify and hold Producer harmless from any loss, damage, or cost, including legal expenses and reasonable attorneys' fees that Producer becomes liable for as a result of ShiftPixy's failure to perform its obligations, unless ShiftPixy's failure to perform its obligations are a result of Producer's breach of the terms of this Agreement.

b. No Liability for Prospective or Unearned Commission. ShiftPixy shall not be liable to Producer for any Commissions with regard to any prospective client declined by ShiftPixy or any Client whose relationship with ShiftPixy has been terminated.

c. Special Damages. Neither Party will be liable to the other for special, indirect, consequential, or punitive damages.

6. General Provisions

a. Notices. The provisions regarding Notice as set forth in the Memorandum of Understanding executed simultaneously herewith are incorporated herein by reference.

b. Professional Conduct. Neither Party will act in any manner which would tend to discredit, dishonor, reflect adversely upon, or injure the reputation of the other Party.

c. Compliance and Licensure. Each Party shall, at its own expense, comply with all laws, rules and regulations and maintain all licenses, permits and registrations necessary for its performance under this Agreement.

d. Laws and Venue. The provisions regarding applicable law, venue and dispute resolution as set forth in the Memorandum of Understanding executed simultaneously herewith are incorporated herein by reference.

e. Entire Agreement/Amendment. This Agreement, together with the Memorandum of Understanding executed simultaneously herewith, constitutes the entire agreement between the Parties with regard to this subject matter. This Agreement may be changed only by a written amendment signed by ShiftPixy and Producer.

f. Interpretation/Headings. This Agreement shall be interpreted as a whole with reference to its relevant provisions and in accordance with its fair meaning, and no part of this Agreement shall be construed against ShiftPixy on the basis ShiftPixy drafted it. The headings are intended for convenience and shall not affect the interpretation of this Agreement.

In witness whereof the Parties have set forth their signatures below to be effective as of the date first set forth above.

ShiftPixy, Inc.	
By	
Name	Scott Absher
Title	CEO

XccelerateHR, LLC	
By	
Name	Sheila Guarderas
Title	President and CEO

herein by reference.

e. Entire Agreement/Amendment. This Agreement, together with the Memorandum of Understanding executed simultaneously herewith, constitutes the entire agreement between the Parties with regard to this subject matter. This Agreement may be changed only by a written amendment signed by ShiftPixy and Producer.

f. Interpretation/Headings. This Agreement shall be interpreted as a whole with reference to its relevant provisions and in accordance with its fair meaning, and no part of this Agreement shall be construed against ShiftPixy on the basis ShiftPixy drafted it. The headings are intended for convenience and shall not affect the interpretation of this Agreement.

In witness whereof the Parties have set forth their signatures below to be effective as of the date first set forth above.

ShiftPixy, Inc.		**XccelerateHR, LLC**	
By		**By**	[signature]
Name	Scott Absher	**Name**	Sheila Guarderas
Title	CEO	**Title**	President and CEO

Addendum to Independent Sales Producer Agreement: Commission Calculation Structure

Producer:	XccelerateHR, LLC
Client:	Unless otherwise specifically designated, this Addendum shall apply to all Clients.
Commission Rate:	20% of the Administrative Fees collected from the Clients.
Date:	
Notes:	1. The Commissions payable hereunder are anticipated to be approximately $25,000 per month. 2. Notwithstanding anything in the Agreement or this Addendum to the contrary, ShiftPixy shall have the right, but not the obligation, at any time, to liquidate its obligation to pay Commissions to Producer by paying a one-time sum, as the "Final Commissions." Such one-time sum shall be negotiated by the parties as a multiple of the gross annual Administrative Fees. 3. The parties acknowledge that ShiftPixy has also paid in connection herewith an advance against future Commissions in the amount of $300,000 (the "Advance"). Payments of such Commissions shall resume beginning 12 months after the date of the Advance.

ShiftPixy, Inc.	
By:	5/10/2016
Name:	Scott Absher
Title:	CEO

XccelerateHR, LLC	
By:	
Name:	Sheila Guarderas
Title:	President and CEO

Addendum to Independent Sales Producer Agreement: Commission Calculation Structure

Producer:	XcceleratеHR, LLC
Client:	Unless otherwise specifically designated, this Addendum shall apply to all Clients.
Commission Rate:	20% of the Administrative Fees collected from the Clients.
Date:	
Notes:	1. The Commissions payable hereunder are anticipated to be approximately $25,000 per month. 2. Notwithstanding anything in the Agreement or this Addendum to the contrary, ShiftPixy shall have the right, but not the obligation, at any time, to liquidate its obligation to pay Commissions to Producer by paying a one-time sum, as the "Final Commissions." Such one-time sum shall be negotiated by the parties as a multiple of the gross annual Administrative Fees. 3. The parties acknowledge that ShiftPixy has also paid in connection herewith an advance against future Commissions in the amount of $300,000 (the "Advance"). Payments of such Commissions shall resume beginning 12 months after the date of the Advance.

ShiftPixy, Inc.		**XcceleratеHR, LLC**	
By:		**By:**	[signature]
Name:	Scott Absher	**Name:**	Sheila Guarderas
Title:	CEO	**Title:**	President and CEO